UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2016

YOU ON DEMAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

375 Greenwich Street, Suite 516
New York, New York 10013
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On July 6, 2016, the Company entered into a Common Stock Purchase Agreement (the “SPA”) with Seven Stars Works Co., Ltd., a Korea company (“SSW”) and an affiliate of Beijing Sun Seven Stars Culture Development Limited, a PRC company (“SSS”). SSS is controlled by the chairman of the Company’s Board of Directors, Bruno Wu. Pursuant to the terms of the SPA, the Company has agreed to sell and issue 2,272,727 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for $1.76 per share, or a total purchase price of $4.0 million to SSW. The SPA contains customary representations, warranties and covenants. A total of $2.0 million has been received and closed, and the receipt of the remaining $2.0 million is just pending receipt of ordinary course approval from the appropriate Chinese governmental authorities.

The foregoing description of the SPA is not purported to be complete and is qualified in its entirety by reference to the complete text of such agreement which we will file as an exhibit to our next Quarterly Report on Form 10-Q.

Item 3.02.	Unregistered Sales of Equity Securities.

The information pertaining to the sale of shares of the Common Stock discussed in Item 1.01 of this Form 8-K is incorporated herein by reference in its entirety.

The Company issued the shares of its Common Stock to SSW in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: July 13, 2016	By: /s/ Mingcheng Tao
Mingcheng Tao
Chief Executive Officer